Exhibit 99.1

Brightcove Announces Financial Results for Second Quarter Fiscal Year 2020

BOSTON, MA (July 22, 2020) – Brightcove Inc. (Nasdaq: BCOV), the world’s leading video technology platform, today announced financial results for the second quarter ended June 30, 2020.

“Brightcove delivered strong second quarter results that were well ahead of expectations on both the top and bottom line. We had an excellent sales quarter to both new and existing customers, demonstrating that our investments in our products, sales and marketing, and our go-to-market efforts are paying off,” said Jeff Ray, Brightcove’s Chief Executive Officer.

Ray added, “Video has become increasingly strategic to enterprises, who are at the early stages of mass video adoption in their operations. We are seeing a clear shift in the use of video in the enterprise, as organizations are now looking for media grade solutions, where Brightcove is well positioned to deliver. Based on our second quarter performance and visibility into the second half of the year, we are reinstituting full-year financial guidance.”

Second Quarter 2020 Financial Highlights:

•

Revenue for the second quarter of 2020 was $47.9 million, an increase of 1% compared to $47.6 million for the second quarter of 2019. Subscription and support revenue was $45.6 million, an increase of 2% compared to $44.9 million for the second quarter of 2019.

•

Gross profit for the second quarter of 2020 was $28.0 million, representing a gross margin of 58% compared to a gross profit of $26.0 million for the second quarter of 2019. Non-GAAP gross profit for the second quarter of 2020 was $28.6 million, representing a non-GAAP gross margin of 60%, compared to a non-GAAP gross profit of $26.8 million for the second quarter of 2019. Non-GAAP gross profit and non-GAAP gross margin exclude stock-based compensation expense, restructuring and the amortization of acquired intangible assets.

•

Loss from operations was $1.2 million for the second quarter of 2020, compared to a loss of $7.1 million for the second quarter of 2019. Non-GAAP operating income, which excludes stock-based compensation expense, restructuring, the amortization of acquired intangible assets and merger-related expense, was $3.1 million for the second quarter of 2020, compared to non-GAAP operating loss of $1.5 million during the second quarter of 2019.

•

Net loss was $1.3 million, or $0.03 per diluted share, for the second quarter of 2020. This compares to a net loss of $7.2 million, or $0.19 per diluted share, for the second quarter of 2019. Non-GAAP net income, which excludes stock-based compensation expense, restructuring, the amortization of acquired intangible assets and merger-related expense, was $2.9 million for the second quarter of 2020, or $0.07 per diluted share, compared to non-GAAP net loss of $1.6 million for the second quarter of 2019, or $0.04 per diluted share.

•

Adjusted EBITDA was $4.2 million for the second quarter of 2020, compared to adjusted EBITDA of negative $130,000 for the second quarter of 2019. Adjusted EBITDA excludes stock-based compensation expense, merger-related expense, restructuring, the amortization of acquired intangible assets, depreciation expense, other income/expense and the provision for income taxes.

•	Cash flow provided by operations was $2.9 million for the second quarter for 2020, compared to a use of $4.1 million for the second quarter of 2019.

•

Free cash flow was $516,000 after the company invested $2.3 million in capital expenditures and capitalization of internal-use software during the second quarter of 2020. Free cash flow was negative $5.7 million for the second quarter of 2019.

•

Cash and cash equivalents were $27.8 million as of June 30, 2020 compared to $32.1 million as of March 31, 2020. During the quarter we repaid $5 million of the $10 million outstanding on our $30 million revolving credit facility.

A Reconciliation of GAAP to Non-GAAP results has been provided in the financial statement tables included at the end of this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Update on Executive Leadership Team

Namita Dhallan has been appointed Brightcove’s Chief Product Officer. Namita will drive the next chapter of Brightcove’s product innovation, managing the product management, engineering, and operations functions. Namita has previously advised Brightcove’s Global Services Team and led the successful Ooyala integration program. Prior to her work with Brightcove, Namita was SVP and Chief Product Officer at Ellucian where she led engineering, product management, and cloud ops/dev ops. She was previously EVP Product Strategy and Engineering at Deltek. Prior to that, Namita held several positions in product management at JDA.

Ray commented, “We are thrilled to welcome Namita to Brightcove. I’ve partnered closely with Namita in previous roles, and know she will bring world class leadership, deep market insight, and a relentless focus on innovation to Brightcove’s product organization.”

Other Second Quarter and Recent Highlights:

•

Average annual subscription revenue per premium customer was $87,200 in the second quarter of 2020, excluding starter customers who had average annualized revenue of $4,400 per customer. This compares to $83,500 in the comparable period in 2019.

•	Recurring dollar retention rate was 80% in the second quarter of 2020, versus our historical target of the low to mid-90 percent range.

•	Ended the quarter with 3,423 customers, of which 2,279 were premium.

•

New customers and customers who expanded their relationship during the second quarter include: Telstra, Myanmar Media 7, Yomiuri Newspaper, Academy of Television Arts & Sciences, MasterClass, Tastytrade, Arthur J. Gallagher, and The Real Hip-Hop Network.

•	Experienced continued momentum with our free 50 hours of live streaming offer with over 40 organizations signing up including, iFit, San Francisco Ballet, and Sitecore.

•

Launched Brightcove Virtual Event Experiences, a solution that allows organizations to deliver high-quality virtual events featuring bold, interactive experiences.    Responding to a crucial and timely market need, this solution enables organizations to scale quickly, easily and securely while reaching new audiences around the globe with engaging content.

•

Published the Q1 Global Video Index, which analyzes hundreds of millions of recent data points from Brightcove’s customers globally to provide insights into how viewers are watching video content. Key findings in the report included: a 91% increase in enterprise videos across marketing, sales, and corporate communications due to the pandemic, and 29% of video views during the quarter occurred in the final two weeks following the declaration of a state of emergency.

•

Kicked off the first-ever PLAY OTT streaming experience focused on video, which is available to viewers globally, at no cost, on mobile devices and the web. Built on Brightcove Beacon, our SaaS OTT application, PLAY TV brings attendees must-watch content from the world of video, including inspiring thought leadership conversations, executive interviews with visionaries in the video industry, customer stories and video best practices.

•

Recognized by Frost & Sullivan with the 2020 Global Market Leadership Award. Brightcove was noted for having the industry-leading OVP that remains the benchmark for scalability, reliability, flexibility and ease of deployment with more than 99.999% uptime in 2019, which equates to only five minutes of total unscheduled downtime.

Business Outlook

Based on information as of today, July 22, 2020, the Company is issuing the following financial guidance. After reassessing the macroeconomic situation, our performance in the second quarter and our outlook for the second half of the year, we are again providing full year 2020 guidance.

Third Quarter 2020:

•	Revenue is expected to be in the range of $46.0 million to $47.0 million, including approximately $2.5 million of professional services revenue.

•

Non-GAAP loss from operations is expected to be in the range of $0.5 million to breakeven, which excludes stock-based compensation of approximately $1.9 million, the amortization of acquired intangible assets of approximately $0.8 million and merger-related expenses of approximately $0.1 million.

•

Adjusted EBITDA is expected to be in the range of $0.8 million to $1.3 million, which excludes stock-based compensation of approximately $1.9 million, the amortization of acquired intangible assets of approximately $0.8 million, merger-related expenses of approximately $0.1 million, depreciation expense of approximately $1.3 million and other income/expense and the provision for income taxes of approximately $0.3 million.

•

Non-GAAP net loss per diluted share is expected to be $0.01 to $0.02, which excludes stock-based compensation of approximately $1.9 million, the amortization of acquired intangible assets of approximately $0.8 million, merger-related expenses of approximately $0.1 million, and assumes approximately 39.6 million weighted-average shares outstanding.

Full Year 2020:

•	Revenue is expected to be in the range of $186.0 million to $188.0 million, including approximately $9.4 million of professional services revenue.

•

Non-GAAP income from operations is expected to be in the range of $5.3 million to $6.3 million, which excludes stock-based compensation of approximately $9.0 million, the amortization of acquired intangible assets of approximately $3.4 million, restructuring of approximately $1.3 million and merger-related expenses of approximately $5.8 million.

•

Adjusted EBITDA is expected to be in the range of $10.0 million to $11.0 million, which excludes stock-based compensation of approximately $9.0 million, the amortization of acquired intangible assets of approximately $3.4 million, restructuring of approximately $1.3 million, merger-related expenses of approximately $5.8 million, depreciation expense of approximately $5.3 million and other income/expense and the provision for income taxes of approximately $1.5 million.

•

Non-GAAP earnings per diluted share is expected to be $0.08 to $0.10, which excludes stock-based compensation of approximately $9.0 million, the amortization of acquired intangible assets of approximately $3.4 million, restructuring of approximately $1.3 million, merger-related expenses of approximately $5.8 million, and assumes approximately 40.2 million weighted-average shares outstanding.

Conference Call Information

Brightcove will host a conference call today, July 22, 2020, at 5:00 p.m. (Eastern Time) to discuss the Company’s financial results and current business outlook. A live webcast of the call will be available at the “Investors” page of the Company’s website, http://investor.brightcove.com. To access the call, dial 877-407-3982 (domestic) or 201-493-6780 (international). A replay of this conference call will be available for a limited time at 844-512-2921 (domestic) or 412-317-6671 (international). The replay conference ID is 13706749. A replay of the webcast will also be available for a limited time at http://investor.brightcove.com.

About Brightcove Inc. (NASDAQ: BCOV)

We are the people behind the world’s leading video technology platform. With our award-winning technology and services, we help organizations in more than 70 countries meet business challenges and create strategic opportunities by inspiring, entertaining, and engaging their audiences through video.

Since Brightcove was established in 2004, we have consistently pushed boundaries to create a platform for people who are serious about video: one that is robust, scalable, and intuitive. Benefiting from a global infrastructure, unrivalled customer support, an extensive partner ecosystem, and relentless investment in R&D, Brightcove video sets the standard for professional grade video management, distribution, and monetization. To learn more, visit www.brightcove.com.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning our financial guidance for the second fiscal quarter of 2020, our position to execute on our growth strategy, and our ability to expand our leadership position and market opportunity. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations or strategies will be attained or achieved. Furthermore, actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control including, without limitation: the effect of the COVID-19 pandemic, including our business operations, as well as its impact on the general economic and financial market conditions; our ability to retain existing customers and acquire new ones; our history of losses; the timing and successful integration of the Ooyala acquisition; expectations regarding the widespread adoption of customer demand for our products; the effects of increased competition and commoditization of services we offer, including data delivery and storage; keeping up with the rapid technological change required to remain competitive in our industry; our ability to manage our growth effectively and successfully recruit additional highly-qualified personnel; the price volatility of our common stock; and other risks set forth under the caption “Risk Factors” in our most recently filed Annual Report on Form 10-K, as updated by our subsequently filed Quarterly Reports on Form 10-Q and our other SEC filings. We assume no obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

Brightcove has provided in this release the non-GAAP financial measures of non-GAAP gross profit, non-GAAP gross margin, non-GAAP income (loss) from operations, non-GAAP net income (loss), adjusted EBITDA and non-GAAP diluted net income (loss) per share. Brightcove uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Brightcove’s ongoing operational performance. Brightcove believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing its financial results with other companies in Brightcove’s industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial results discussed above of non-GAAP gross profit, non-GAAP gross margin, non-GAAP income (loss) from operations, non-GAAP net income (loss) and non-GAAP diluted net income (loss) per share exclude stock-based compensation expense, the amortization of acquired intangible assets, restructuring and merger-related expenses. The non-GAAP financial results discussed above of adjusted EBITDA is defined as consolidated net income (loss), plus stock-based compensation expense, the amortization of acquired intangible assets, merger-related expenses, restructuring, depreciation expense, other income/expense, including interest expense and interest income, and the provision for income taxes. Merger-related expenses include fees incurred in connection with an acquisition. Non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures. As previously mentioned, a reconciliation of our non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included below in this press release. The Company’s earnings press releases containing such non-GAAP reconciliations can be found on the Investors section of the Company’s web site at http://www.brightcove.com.

Investors:

ICR for Brightcove

Brian Denyeau, 646-277-1251

brian.denyeau@icrinc.com

or

Media:

Brightcove

Meredith Duhaime

mduhaime@brightcove.com

Brightcove Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$27,753	$22,759
Accounts receivable, net of allowance	26,794	31,181
Prepaid expenses and other current assets	17,326	11,884

Total current assets	71,873	65,824
Property and equipment, net	14,726	12,086
Operating lease right-of-use asset	13,340	16,912
Intangible assets, net	12,090	13,875
Goodwill	60,902	60,902
Other assets	3,524	3,268

Total assets	$176,455	$172,867

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$11,283	$9,917
Accrued expenses	20,556	20,925
Operating lease liability	5,687	6,174
Deferred revenue	54,647	49,260

Total current liabilities	92,173	86,276
Operating lease liability, net of current portion	8,618	11,701
Debt	5,000	—
Other liabilities	1,100	767

Total liabilities	106,891	98,744
Stockholders’ equity:
Common stock	39	39
Additional paid-in capital	281,255	276,365
Treasury stock, at cost	(871)	(871)
Accumulated other comprehensive loss	(1,086)	(785)
Accumulated deficit	(209,773)	(200,625)

Total stockholders’ equity	69,564	74,123

Total liabilities and stockholders’ equity	$176,455	$172,867

Brightcove Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Revenue:
Subscription and support revenue	$45,617	$44,891	$90,275	$83,768
Professional services and other revenue	2,309	2,691	4,304	5,650

Total revenue	47,926	47,582	94,579	89,418
Cost of revenue: (1) (2)
Cost of subscription and support revenue	17,807	19,381	34,555	33,551
Cost of professional services and other revenue	2,092	2,228	3,986	4,804

Total cost of revenue	19,899	21,609	38,541	38,355

Gross profit	28,027	25,973	56,038	51,063

Operating expenses: (1) (2)
Research and development	9,131	7,629	17,984	15,023
Sales and marketing	13,383	16,827	27,557	31,083
General and administrative	6,407	5,979	12,939	11,240
Merger-related	259	2,620	5,768	5,552

Total operating expenses	29,180	33,055	64,248	62,898

Loss from operations	(1,153)	(7,082)	(8,210)	(11,835)
Other (expense) income, net	(27)	19	(495)	(36)

Net loss before income taxes	(1,180)	(7,063)	(8,705)	(11,871)
Provision for income taxes	115	175	443	350

Net loss	$(1,295)	$(7,238)	$(9,148)	$(12,221)

Net loss per share—basic and diluted
Basic	$(0.03)	$(0.19)	$(0.23)	$(0.33)
Diluted	(0.03)	(0.19)	(0.23)	(0.33)

Weighted-average shares—basic and diluted
Basic	39,292	37,966	39,136	37,323
Diluted	39,292	37,966	39,136	37,323
(1) Stock-based compensation included in above line items:
Cost of subscription and support revenue	$123	$95	$313	$214
Cost of professional services and other revenue	90	68	170	152
Research and development	257	269	697	532
Sales and marketing	761	351	1,672	809
General and administrative	867	576	1,864	1,076
(2) Amortization of acquired intangible assets included in the above line items:
Cost of subscription and support revenue	$335	$403	$830	$658
Sales and marketing	478	478	955	639

Brightcove Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Six Months Ended June 30,
	2020	2019
Operating activities
Net loss	$(9,148)	$(12,221)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	4,357	3,934
Stock-based compensation	4,716	2,783
Provision for reserves on accounts receivable	401	253
Changes in assets and liabilities:
Accounts receivable	4,055	(7,688)
Prepaid expenses and other current assets	(5,357)	(1,892)
Other assets	(300)	(435)
Accounts payable	2,038	58
Accrued expenses	(577)	7,924
Operating leases	3	(162)
Deferred revenue	5,112	3,565

Net cash provided by operating activities	5,300	(3,881)

Investing activities
Cash paid for acquisition, net of cash acquired	—	(3,300)
Purchases of property and equipment, net of returns	(1,197)	(401)
Capitalization of internal-use software costs	(3,839)	(2,372)

Net cash used in investing activities	(5,036)	(6,073)

Financing activities
Proceeds from exercise of stock options	394	1,843
Proceeds from debt	10,000	—
Debt paydown	(5,000)	—
Other financing activities	(429)	(117)

Net cash provided by financing activities	4,965	1,726

Effect of exchange rate changes on cash and cash equivalents	(235)	131

Net increase (decrease) in cash and cash equivalents	4,994	(8,097)
Cash and cash equivalents at beginning of period	22,759	29,306

Cash and cash equivalents at end of period	$27,753	$21,209

Brightcove Inc.

Reconciliation of GAAP Gross Profit, GAAP Loss From Operations, GAAP Net Loss and GAAP Net Loss Per Share to

Non-GAAP Gross Profit, Non-GAAP Income (loss) From Operations, Non-GAAP Net Income (Loss) and Non-GAAP Net Income (Loss) Per Share

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
GROSS PROFIT:
GAAP gross profit	$28,027	$25,973	$56,038	$51,063
Stock-based compensation expense	213	163	483	366
Amortization of acquired intangible assets	335	403	830	658
Restructuring	51	292	51	292

Non-GAAP gross profit	$28,626	$26,831	$57,402	$52,379

LOSS FROM OPERATIONS:
GAAP loss from operations	$(1,153)	$(7,082)	$(8,210)	$(11,835)
Stock-based compensation expense	2,098	1,359	4,716	2,783
Amortization of acquired intangible assets	813	881	1,785	1,297
Merger-related	259	2,620	5,768	5,552
Restructuring	1,039	752	1,268	752

Non-GAAP income (loss) from operations	$3,056	$(1,470)	$5,327	$(1,451)

NET LOSS:
GAAP net loss	$(1,295)	$(7,238)	$(9,148)	$(12,221)
Stock-based compensation expense	2,098	1,359	4,716	2,783
Amortization of acquired intangible assets	813	881	1,785	1,297
Merger-related	259	2,620	5,768	5,552
Restructuring	1,039	752	1,268	752

Non-GAAP net income (loss)	$2,914	$(1,626)	$4,389	$(1,837)

GAAP diluted net loss per share	$(0.03)	$(0.19)	$(0.23)	$(0.33)

Non-GAAP diluted net income (loss) per share	$0.07	$(0.04)	$0.11	$(0.05)

Shares used in computing GAAP diluted net loss per share	39,292	37,966	39,136	37,323
Shares used in computing Non-GAAP diluted net income (loss) per share	39,952	37,966	39,802	37,323

Brightcove Inc.

Calculation of Adjusted EBITDA

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2020	2019	2020	2019
Net loss	$(1,295)	$(7,238)	$(9,148)	$(12,221)
Other expense, net	27	(19)	495	36
Provision for income taxes	115	175	443	350
Depreciation and amortization	1,949	2,221	4,357	3,934
Stock-based compensation expense	2,098	1,359	4,716	2,783
Merger-related	259	2,620	5,768	5,552
Restructuring	1,039	752	1,268	752

Adjusted EBITDA	$4,192	$(130)	$7,899	$1,186